Exhibit 99.1

One Lincoln Street
Boston, MA 02111
United States of America
News Release

Investor Contact: Valerie Haertel	Media Contact: Hannah Grove
+1 617/664-3477	+1 617/664-3377

STATE STREET REPORTS THIRD-QUARTER 2012 GAAP EPS OF $1.36 ON REVENUE OF $2.36 BILLION
REPORTS EPS OF $0.99 ON AN OPERATING BASIS AND ACHIEVES POSITIVE OPERATING LEVERAGE
COMPLETED ACQUISITION OF GOLDMAN SACHS' HEDGE FUND ADMINISTRATION BUSINESS
RETURNS CAPITAL TO SHAREHOLDERS IN THE THIRD QUARTER BY PURCHASING $480 MILLION OF COMMON STOCK AND DECLARING A DIVIDEND OF $0.24 PER COMMON SHARE

Boston, MA ...October 16, 2012
Third-Quarter 2012 GAAP Results

•
Earnings per common share (EPS) of $1.36, increased from $0.98 in the second quarter of 2012 and from $1.10 in the third quarter of 2011. The third quarter of 2012 includes a net after-tax benefit of $0.35 per share, the majority of which pertains to claims associated with the 2008 Lehman Brothers bankruptcy.

•	Net income available to common shareholders of $654 million increased from $480 million in the second quarter of 2012 and from $543 million in the third quarter of 2011.

•	Revenue of $2.36 billion decreased 3% from $2.42 billion and $2.43 billion in the second quarter of 2012 and third quarter of 2011, respectively.

•	Net interest revenue of $619 million decreased 8% from $672 million in the second quarter of 2012 and increased 7% from $578 million in the third quarter of 2011.

•	Expenses decreased 20% to $1.42 billion from $1.77 billion in the second quarter of 2012 and 21% from $1.80 billion in the third quarter of 2011.

•	Return on average common shareholders' equity (ROE) of 13.3% increased from 10.0% in the second quarter of 2012 and 11.2% in the third quarter of 2011.

•	GAAP results include a net pre-tax benefit of $277 million (net after-tax benefit of $166 million, or $0.35 per share) composed of:

◦	a $362 million benefit related to claims associated with the 2008 Lehman Brothers bankruptcy; partially offset by

◦	a $60 million provision for previously disclosed litigation arising out of our asset management and securities lending businesses; and

◦	a special $25 million contribution to fund the Company's charitable grant-making activities.
Third-Quarter 2012 Operating-basis (Non-GAAP) Results(1)

•	EPS of $0.99 decreased 2% from $1.01 in the second quarter of 2012 and increased 3% from $0.96 in the third quarter of 2011.

•	Net income available to common shareholders of $473 million decreased 4% from $494 million in the second quarter of 2012 and 1% from $476 million in the third quarter of 2011.

•	Revenue of $2.35 billion declined 3% from $2.43 billion and $2.41 billion in the second quarter of 2012 and third quarter of 2011, respectively.

•
Net interest revenue on a fully taxable-equivalent basis, and excluding conduit-related discount accretion of $40 million, was $611 million, a decrease of 3% from $629 million in the second quarter of 2012, and an increase of 8% percent from $564 million in the third quarter of 2011. Average excess deposits of $16 billion for the third quarter of 2012 increased $1 billion from $15 billion for both the second quarter of 2012 and the third quarter of 2011.

•	Expenses of $1.66 billion decreased 4% from $1.73 billion in the second quarter of 2012 and 3% from $1.71 billion in the third quarter of 2011.

•	ROE of 9.6% decreased from 10.3% in the second quarter of 2012 and from 9.8% in the third quarter of 2011.
Third-Quarter 2012 Operating-basis (Non-GAAP) Highlights(1)

•	New Business: Awarded $211 billion in asset servicing mandates and $78 billion of net new assets to be managed by State Street Global Advisors (SSgA).

•	Operating Leverage: Achieved positive operating leverage of 50 basis points and 20 basis points compared to the second quarter of 2012 and the third quarter of 2011, respectively.

•
Business Operations and Information Technology Transformation program: On track to achieve incremental annual pre-tax operating-basis expense savings(1) in the range of $90 million to $100 million in 2012. The estimated cumulative expense savings through the end of 2012 are expected to be approximately $180 million(2).

•	Capital(3): Estimated pro forma tier 1 common ratio under the recent U.S. Basel III Notices of Proposed Rulemaking (NPRs) was 11.3% as of September 30, 2012.

•	Dividend and share purchases: State Street declared a quarterly common stock dividend of $0.24 per share and purchased $480 million of its common stock at an average price of $42.11.

•	Goldman Sachs Administration Services (GSAS): Completed the acquisition on October 15, 2012, establishing State Street as the market leader in this fast-growing market in hedge fund administration(4).
(1) Operating basis is a non-GAAP presentation. For an explanation of operating-basis information, refer to the addendum included with this news release.
(2) Estimated pre-tax, run-rate operating-basis expense savings relate only to the Business Operations and Information Technology Transformation program and are based on projected incremental improvement in 2012 from total 2010 operating-basis expenses of $6.18 billion; actual expenses of the Company may increase or decrease due to other factors.
(3) Unless otherwise specified, all capital ratios referenced in this news release refer to State Street Corporation and not State Street Bank and Trust Company. Refer to the addendum included with this news release for a further discussion of these ratios and for reconciliations applicable to the tier 1 common ratio. Also, see "Capital" below.
(4) Based on HFMWeek Assets under Administration Survey, May 31, 2012, which cited $505.5 billion and $200.6 billion of assets serviced for State Street and Goldman Sachs, respectively.
Chairman's Perspective
Joseph L. Hooley, State Street's chairman, president and chief executive officer, said, “Our third-quarter results reflect continued resilience across both asset servicing and asset management, partially offset by weakness in trading services. In a difficult environment, we were able to achieve positive operating leverage by controlling expenses and by continuing to implement our Business Operations and Information Technology Transformation program.”
Hooley continued, "Although equity markets have improved, clients remain conservative in their investment allocations which adversely affects our revenue. We continue to see demand for our solutions as evidenced by $211 billion of new asset servicing wins, net new assets of $78 billion to be managed by State Street Global Advisors and a strong pipeline."
"We look forward to integrating the recently closed acquisition of the Goldman Sachs Administration Services business and introducing these clients to our broad range of products and services. While acquisitions are consistent with our long-term growth strategy, one of our highest priorities in the current environment is returning capital to our shareholders. During the third quarter, we purchased $480 million of common stock, leaving $840 million remaining under our $1.8 billion common stock authorization, which we plan to complete in March of 2013."
“We remain confident in the long-term growth prospects of our business and continue to execute against our priorities of leveraging the power of our core franchise, managing our expenses carefully, delivering value to our clients through innovation and returning capital to our shareholders,” Hooley concluded.
Non-GAAP Financial Measures
In addition to presenting State Street's financial results in conformity with U.S. generally accepted accounting principles (GAAP), management also presents results on a non-GAAP, or “operating” basis, in order to highlight comparable financial trends and other characteristics with respect to State Street's business operations from period to period. Descriptions of our non-GAAP, or operating-basis financial measures, together with reconciliations of operating-basis information to GAAP-basis information, are provided in the addendum included with this news release.

The table below provides a summary of selected financial information and key ratios for the indicated periods, presented on an operating (non-GAAP) basis where noted. Amounts are presented in millions of dollars, except for per-share amounts or where otherwise noted.

Financial Highlights(1)
(Dollars in millions)	Q3 2012	Q2 2012	% Increase (Decrease)	Q3 2011	% Increase (Decrease)
Total revenue(1)	$2,348	$2,426	(3.2)%	$2,413	(2.7)%
Total expenses(1)	$1,664	$1,728	(3.7)%	$1,713	(2.9)%
Net income available to common shareholders(1)	$473	$494	(4.3)%	$476	(0.6)%
Earnings per common share(1)	$0.99	$1.01	(2.0)%	$0.96	3.1%
Return on average common equity(1)	9.6%	10.3%	(70) bps	9.8%	(20) bps

Total assets at period end	$204,522	$200,777	1.9%	$208,795	(2.0)%
Quarterly average total assets	$195,805	$189,095	3.5%	$180,994	8.2%
Net interest margin	1.44%	1.54%	(10) bps	1.44%	0 bps
Net unrealized gain (loss) on investment portfolio, after-tax at period end	$577	$(54)		$(259)

(1)
Presented on an operating basis, a non-GAAP presentation. Refer to the addendum included with this news release for explanations of our non-GAAP financial measures and for reconciliations of our operating-basis financial information.

Assets Under Custody and Administration and Assets Under Management
(Dollars in billions)	Q3 2012	Q2 2012	% Increase (Decrease)	Q3 2011	% Increase (Decrease)
Assets under custody and administration(1) (2)	$23,441	$22,423	4.5%	$21,510	9.0%
Assets under management(2)	$2,065	$1,908	8.2%	$1,855	11.3%

Market Indices
S&P 500® daily average	1,401	1,350	3.8%	1,225	14.4%
MSCI EAFE® daily average	1,468	1,427	2.9%	1,531	(4.1)%
S&P 500® average of month end	1,409	1,357	3.8%	1,214	16.1%
MSCI EAFE® average of month end	1,474	1,424	3.5%	1,526	(3.4)%
(1) Includes assets under custody of $17.287 trillion, $16.387 trillion, and $15.714 trillion, as of period-end Q3 2012, Q2 2012 and Q3 2011, respectively.
(2) At period end.

The following table provides the components of operating-basis (non-GAAP) revenue(1) for the periods noted:

(Dollars in millions)	Q3 2012	Q2 2012	% Increase (Decrease)	Q3 2011	% Increase (Decrease)
Servicing fees	$1,100	$1,086	1.3%	$1,106	(0.5)%
Investment management fees	251	246	2.0	229	9.6
Trading services revenue:
Foreign exchange trading	115	129	(10.9)	204	(43.6)
Brokerage and other fees	117	126	(7.1)	130	(10.0)
Total trading services revenue	232	255	(9.0)	334	(30.5)
Securities finance revenue	91	143	(36.4)	85	7.1
Processing fees and other revenue	45	48	(6.3)	90	(50.0)
Net interest revenue, fully taxable-equivalent basis(1) (2)	611	629	(2.9)	564	8.3
Gains (Losses) related to investment securities, net(1)	18	19	(5.3)	5	260.0
Total Operating-Basis Revenue(1)	$2,348	$2,426	(3.2)%	$2,413	(2.7)%

(1)	Refer to the addendum included with this news release for explanations of our non-GAAP financial measures and for reconciliations of our operating-basis financial information.

(2)
Net interest revenue for the third and second quarters of 2012 and third quarter of 2011, presented in the table, included $32 million, $31 million and $32 million, respectively, of tax-equivalent adjustments, and excluded $40 million, $74 million and $46 million, respectively, of conduit-related discount accretion. GAAP-basis net interest revenue for these periods was $619 million, $672 million and $578 million, respectively. The Company continues to expect to record aggregate pre-tax conduit-related accretion of approximately $850 million in interest revenue from October 1, 2012 through the remaining terms of the former conduit securities. This expectation is based on numerous assumptions, including holding the securities to maturity, anticipated pre-payment speeds, credit quality and sales.

Servicing fees increased 1.3% to $1.1 billion in the third quarter of 2012 from the second quarter of 2012, reflecting strength in global equity markets and net new business. Compared to the third quarter of 2011, servicing fees decreased 0.5%, primarily due to the impact of a weaker Euro and business mix partially offset by market impact.
Investment management fees were $251 million, up 2.0% in the third quarter of 2012 from the second quarter of 2012, primarily due to stronger global equity markets. Compared to third quarter of 2011, management fees were up 9.6%, primarily due to stronger equity markets and net new business.
Trading services revenue, which includes foreign-exchange trading revenue and brokerage and other fees, was $232 million, down 9.0% from the second quarter of 2012 due to weakness in foreign-exchange and transition management. Trading services revenue decreased 30.5% from the third quarter of 2011, primarily due to weakness in foreign-exchange trading. Foreign-exchange trading revenue decreased 10.9% from the second quarter of 2012 and 43.6% from the third quarter of 2011, primarily due to lower volatility, partially offset by increased volumes. Brokerage and other fees decreased 7.1% to $117 million from the second quarter of 2012 due to weakness in transition management. Compared to the third quarter of 2011, brokerage and other fees decreased 10.0% due to weaker revenue from electronic foreign-exchange trading.
Securities finance revenue was $91 million, a decline of 36.4% from the second quarter of 2012, due primarily to second-quarter seasonality. Compared to the third quarter of 2011, securities finance revenue increased 7.1% due to higher spreads, offset partially by lower volumes.
Processing fees and other revenue declined 50.0% from the third quarter of 2011, primarily due to gains related to real estate and certain leases recorded in the third quarter of

2011 and amortization expenses related to tax-advantaged investments in renewable energy in the third quarter of 2012.
Fully taxable-equivalent net interest revenue was $611 million, a decrease of 2.9% from $629 million in the second quarter of 2012, primarily due to lower yields on earning assets. Compared to the third quarter of 2011, fully taxable-equivalent net interest revenue was up 8.3% from $564 million, largely driven by higher earning assets and lower funding costs, partially offset by lower asset yields.
Net interest margin, including excess deposits held at the Federal Reserve and other central banks, was 144 basis points in the third quarter of 2012 compared to 154 basis points in the second quarter of 2012 and 144 basis points in the third quarter of 2011.
Net gains from sales of available-for-sale securities of $24 million were recorded in the third quarter of 2012, and separately, $6 million of net losses from other-than-temporary impairment were recorded, resulting in $18 million of net gains related to investment securities.
The following table provides the components of operating-basis (non-GAAP)(1) expenses for the periods noted:

(Dollars in millions)	Q3 2012	Q2 2012	% Increase (Decrease)	Q3 2011	% Increase (Decrease)
Compensation and employee benefits	$916	$942	(2.8)%	$965	(5.1)%
Information systems and communications	211	208	1.4	191	10.5
Transaction processing services	170	172	(1.2)	180	(5.6)
Occupancy	115	115	—	119	(3.4)
Other	252	291	(13.4)	258	(2.3)
Total Operating-Basis Expenses(1)	$1,664	$1,728	(3.7)%	$1,713	(2.9)%
(1) Refer to the addendum included with this news release for explanations of our non-GAAP financial measures and for reconciliations of our operating-basis financial information.
Compensation and employee benefits decreased 2.8% from the second quarter of 2012 to $916 million and decreased 5.1% from third quarter of 2011. The decrease from both periods is primarily due to lower compensation and employee benefit costs associated with the continued implementation of the Business Operations and Information Technology Transformation program.
Information systems and communications were $211 million in the third quarter of 2012, up 10.5% from the third quarter of 2011, primarily due to costs related to activities transitioned in connection with the Business Operations and Information Technology Transformation program.
Transaction processing services declined 5.6% to $170 million in the third quarter of 2012 from the third quarter of 2011, primarily due to lower volumes in the investment servicing business.
Other expenses decreased 13.4% to $252 million in the third quarter of 2012 from the second quarter of 2012, primarily due to lower securities processing costs and professional fees.

Income Taxes
The effective tax rate on third-quarter 2012 GAAP earnings increased to 28.3% from 24.9% in the second quarter of 2012 due to the benefits associated with the 2008 Lehman Brothers bankruptcy. The effective tax rate on operating-basis earnings for the third quarter of 2012 was

24.5%, largely in line with 24.7% in the second quarter of 2012 and down from 27.0% in the third quarter of 2011, primarily due to the impact of an increase in tax-advantaged investments in renewable energy in 2012. The effective tax rate on operating-basis earnings for full-year 2012 is expected to be approximately 25.5%.
Capital

Capital ratios(1):	September 30, 2012	June 30, 2012	bps Increase (Decrease)		September 30, 2011	bps Increase (Decrease)
Total capital ratio	21.3%	21.5%	(20)	bps	19.5%	180	bps
Tier 1 capital ratio	19.8%	19.9%	(10)	bps	17.9%	190	bps
Tier 1 leverage ratio	7.6%	7.7%	(10)	bps	7.8%	(20)	bps
Tier 1 common ratio	17.8%	17.9%	(10)	bps	16.0%	180	bps
Estimated pro forma tier 1 common ratio under Basel III NPRs, including impact of SSFA(2)	11.3%	11.0%	30	bps	N/A	N/A
TCE ratio	7.6%	7.2%	40	bps	7.0%	60	bps
(1) Unless otherwise specified, all capital ratios referenced in the table above and elsewhere in this news release refer to State Street Corporation and not State Street Bank and Trust Company. Refer to the addendum included with this news release for a further description of these ratios, and for reconciliations applicable to the tier 1 common and tangible common equity, or TCE, ratios presented in this table. All ratios are presented at period end. Total capital, tier 1 capital and tier 1 leverage ratios as of September 30, 2012 presented in the table above were down modestly from June 30, 2012, primarily due to slightly higher total risk-weighted assets (slightly higher average assets for the leverage ratio) partially offset by higher capital levels.
(2) Basel III capital ratios reflect the impact estimated by State Street of the Notices of proposed rulemaking (NPRs) issued by federal banking regulators in June 2012 regarding capital, primarily the application of the Simplified Supervisory Formula Approach (SSFA). The Capital rules in the NPR are not final. This estimate is subject to change based on regulatory clarifications, further analysis, the results of industry comment on the NPRs and other factors. Refer to the addendum included with this news release for information concerning the specified capital ratios and for reconciliations of the Basel III tier 1 common ratio to the tier 1 common ratio calculated under currently applicable regulatory guidelines.
N/A Not applicable.
The estimated pro forma Basel III tier 1 common ratio as of September 30, 2012 was 11.3%. As noted above, this includes the estimated impact of the NPRs on the investment portfolio. This estimate would be 11.9% as of September 30, 2012, if adjusted on a pro forma basis (i) to hypothetically give effect as of that date to all of the projected run-off and reinvestment through January 1, 2015 of our investment portfolio assets affected by the SSFA, and (ii) assuming the acquisition of GSAS occurred on September 30, 2012. Refer to the addendum included with this news release for a reconciliation of this ratio.
Common Stock Dividend and Share Repurchase Program
The Company purchased approximately 11.4 million shares of its common stock at a total cost of $480 million in the third quarter of 2012 and declared a quarterly common stock dividend of $0.24 per share. The Company has $840 million remaining under its $1.8 billion stock purchase program authorization, effective through March 2013.

Preferred Stock Dividends
In the third quarter, the Company issued fixed-rate perpetual preferred stock and redeemed its floating-rate preferred stock to take advantage of the low interest-rate environment. As a result, for the third quarter of 2012, the Company recorded preferred stock dividends composed of approximately $7 million on its floating-rate Series A perpetual preferred stock, which was redeemed on October 4, 2012, and approximately $8 million on the new Series C fixed-rate perpetual preferred stock, issued on August 21, 2012. The dividend on the new Series C perpetual preferred stock covers the first dividend period which runs from the date of issuance through December 15, 2012. As a result, the Company will not accrue a Series C perpetual preferred stock dividend in the fourth quarter of 2012.

Additional Information
All per share amounts represent fully diluted earnings per common share. Return on average common shareholders' equity is determined by dividing annualized net income available to common equity by average common shareholders' equity for the period. Operating-basis return on average common equity utilizes annualized operating-basis net income available to common equity in the calculation. Operating leverage is defined as the rate of growth of total revenue less the rate of growth of total expenses, each as determined on an operating basis.

Investor Conference Call
State Street will webcast an investor conference call today, Tuesday, October 16, 2012, at 9:30 a.m. EDT, available at www.statestreet.com/stockholder. The conference call will also be available via telephone, at +1 888/391-4233 in the U.S. or at +1 706/679-5594 outside of the U.S. The Conference ID is #32878361. Recorded replays of the conference call will be available on the web site, and by telephone at +1 855/859-2056 inside the U.S. or at +1 404/537-3406 outside the U.S. beginning approximately two hours after the call's completion. The Conference ID is 32878361. The telephone replay will be available for approximately two weeks following the conference call. This news release, presentation materials referred to on the conference call (including those concerning our investment portfolio), and additional financial information are available on State Street's website, at www.statestreet.com/stockholder under “Investor Relations--Investor News & Events" and under the title “Events and Presentations.”
State Street Corporation (NYSE: STT) is the world's leading provider of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $23.441 trillion in assets under custody and administration and $2.065 trillion in assets under management at September 30, 2012, State Street operates in 29 countries and more than 100 geographic markets and employs 29,650 worldwide. For more information, visit State Street's website at www.statestreet.com or call +1 877/639-7788 [NEWS STT] toll-free in the United States and Canada, or +1 678/999-4577 outside those countries.

Forward-Looking Statements
This news release contains forward-looking statements as defined by United States securities laws, including statements relating to our goals and expectations regarding our business, financial and capital condition (including without limitation, our capital ratios under

Basel III), results of operations, investment portfolio performance and strategies, the financial and market outlook, governmental and regulatory initiatives and developments, and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as "plan," "expect," "look," "believe," "anticipate," "estimate," "seek," "may," "will," "trend," "target,” and "goal," or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to October 16, 2012.
Important factors that may affect future results and outcomes include, but are not limited to:

•
the financial strength and continuing viability of the counterparties with which we or our clients do business and to which we have investment, credit or financial exposure including, for example, the direct and indirect effects on counterparties of the current sovereign debt risks in Europe and other regions;

•	financial market disruptions or economic recession, whether in the U.S., Europe or other regions internationally;

•
increases in the volatility of, or declines in the level of, our net interest revenue, changes in the composition of the assets on our consolidated statement of condition and the possibility that we may be required to change the manner in which we fund those assets;

•	the liquidity of the U.S. and international securities markets, particularly the markets for fixed-income securities and inter-bank credits, and the liquidity requirements of our clients;

•	the level and volatility of interest rates and the performance and volatility of securities, credit, currency and other markets in the U.S. and internationally;

•
the credit quality, credit agency ratings, and fair values of the securities in our investment securities portfolio, a deterioration or downgrade of which could lead to other-than-temporary impairment of the respective securities and the recognition of an impairment loss in our consolidated statement of income;

•	our ability to attract deposits and other low-cost, short-term funding, and our ability to deploy deposits in a profitable manner consistent with our liquidity requirements and risk profile;

•
the manner in which the Federal Reserve and other regulators implement the Dodd-Frank Act, Basel III, European directives with respect to banking and financial instruments and other regulatory initiatives in the U.S. and internationally, including regulatory developments that result in changes to our operating model or other changes to the provision of our services;

•
adverse changes in required regulatory capital ratios, whether arising under the Dodd-Frank Act, Basel II or Basel III, or due to changes in regulatory positions or regulations in jurisdictions in which we engage in banking activities;

•
increasing requirements to obtain necessary approvals of the Federal Reserve and our other regulators for the use, allocation or distribution of our capital or for other specific capital actions or programs, including acquisitions, dividends and equity repurchases, without which our growth plans, distributions to shareholders, equity purchase programs or other capital initiatives may be restricted;

•
changes in law or regulation that may adversely affect our, our clients' or our counterparties' business activities and the products or services that we sell, including additional or increased taxes or assessments thereon, capital adequacy requirements and changes that expose us to risks related to compliance;

•	the maintenance of credit agency ratings for our debt and depository obligations as well as the level of credibility of credit agency ratings;

•
delays or difficulties in the execution of our previously announced business operations and information technology transformation program, which could lead to changes in our estimates of the charges, expenses or savings associated with the planned program, resulting in increased volatility of our earnings;

•	the results of, and costs associated with, government investigations, litigation, and similar claims, disputes, or proceedings;

•	the possibility that our clients will incur substantial losses in investment pools where we act as agent, and the possibility of significant reductions in the valuation of assets;

•	adverse publicity or other reputational harm;

•	dependencies on information technology, complexities and costs of protecting the security of our systems and difficulties with protecting our intellectual property rights;

•
our ability to grow revenue, attract and/or retain and compensate highly skilled people, control expenses and attract the capital necessary to achieve our business goals and comply with regulatory requirements;

•
potential changes to the competitive environment, including changes due to regulatory and technological changes, the effects of consolidation, and perceptions of State Street as a suitable service provider or counterparty;

•	potential changes in how clients compensate us for our services, and the mix of services that clients choose from us;

•
the risks that acquired businesses and joint ventures will not achieve their anticipated financial and operational benefits or will not be integrated successfully, or that the integration will take longer than anticipated, that expected synergies will not be achieved or unexpected disynergies will be experienced, that client and deposit retention goals will not be met, that other regulatory or operational challenges will be experienced and that disruptions from the transaction will harm relationships with clients, employees or regulators;

•
the ability to complete acquisitions, divestitures and joint ventures, including the ability to obtain regulatory approvals, the ability to arrange financing as required and the ability to satisfy closing conditions;

•
our ability to recognize emerging clients' needs and to develop products that are responsive to such trends and profitable to the company; the performance of and demand for the products and services we offer, including the level and timing of redemptions and withdrawals from our collateral pools and other collective investment products; and the potential for new products and services to impose additional costs on us and expose us to increased operational risk;

•	our ability to measure the fair value of the investment securities on our consolidated statement of condition;

•
our ability to control operating risks, data security breach risks, information technology systems risks and outsourcing risks, and our ability to protect our intellectual property rights, the possibility of errors in the quantitative models we use to manage our business and the possibility that our controls will prove insufficient, fail or be circumvented;

•	changes in accounting standards and practices; and

•	changes in tax legislation and in the interpretation of existing tax laws by U.S. and non-U.S. tax authorities that affect the amount of taxes due.
Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2011 Annual Report on Form

10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this news release speak only as of the date hereof, October 16, 2012, and we do not undertake efforts to revise those forward-looking statements to reflect events after that date.